Filed Pursuant to Rule 433

Registration No. 333-108253

The Allstate Corporation

5.95% SENIOR NOTES DUE 2036

FINAL TERM SHEET

Dated March 21, 2006

Issuer:	The Allstate Corporation

Title of Securities:	5.95% Senior Notes due 2036

Note Type:	Senior Unsecured

Ratings:	A1/A+ (Stable / Negative Outlook)

Trade Date:	March 21, 2006

Settlement Date (T+3):	March 24, 2006

Maturity Date:	April 1, 2036

Aggregate Principal Amount Offered:	$650,000,000

Price to Public (Issue Price):	99.984%, plus accrued interest, if any, from March 24, 2006

Gross Spread:	0.875%

All-in Price:	99.109%

Net Proceeds:	General corporate purposes, including to facilitate the repayment of a portion of the Issuer’s 5.375% Senior Notes due 2006 at their scheduled maturity on December 1, 2006.

Benchmark:	UST 5.375% due February 15, 2031

Treasury Yield:	4.851%

Spread to Benchmark:	110 basis points

Re-Offer Yield:	5.951%

Indenture:

Indenture, dated as of December 16, 1997, as amended by the Third Supplemental Indenture, dated as of July 23, 1999, and the Sixth Supplemental Indenture, dated as of June 12, 2000, between the Issuer and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee, as described and referred to as the Indenture for Senior Debt Securities in the base prospectus dated August 27, 2003 included in the Registration Statement relating to the Notes on file with the Securities and Exchange Commission, as supplemented by the Thirteenth Supplemental Indenture, to be dated as of March 24, 2006.

Interest Rate:	5.95%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2006

Business Day:	Any day, other than a Saturday or Sunday, on which banks in the City of New York and Boston, Massachusetts are not required by law to close.

Day Count:	Actual number of days elapsed in a 360-day year of twelve 30-day months.

Record Dates:	March 15 and September 15

Denominations:	$2,000 initial and integral multiples of $1,000

Redemption:

Make-Whole Call:

The Issuer may redeem the Notes, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of Notes to be redeemed or (ii) an amount, as determined by an independent investment banker, equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

Listing:	None

Book-entry Issuance:	The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company.

Bookrunners (30.05% each):	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Senior Co-Managers (9.0% each):	Goldman Sachs
Lehman Brothers
Merrill Lynch

Co-Managers (2.15% each):	A.G. Edwards
Bank of America
Citigroup
PNC
SunTrust
Wells Fargo

Underwriting:

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement may be terminated by the underwriters prior to issuance of the Notes in certain circumstances.

The Issuer has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

If the Notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

CUSIP:	020002 AT 8

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.